Exhibit 99.1

NEWS RELEASE
Visteon Announces Second-Quarter 2011 Results
Second-Quarter Financial Summary
•	Product sales of $2.18 billion, up 15 percent from second quarter 2010

•	Net income of $26 million, or 50 cents per diluted share, including restructuring and refinancing costs of $43 million

•	Adjusted EBITDA of $201 million, up 21 percent from second quarter 2010

•	Cash balances of $861 million; total debt of $596 million

•	Completed $500 million debt refinancing on April 6

•	2011 full-year sales and earnings guidance increased
VAN BUREN TOWNSHIP, Mich., Aug. 4, 2011 — Visteon Corporation (NYSE: VC) today announced second-quarter 2011 results, reporting net income of $26 million, or 50 cents per diluted share, on product sales of $2.18 billion, compared with a net loss of $201 million on product sales of $1.89 billion for the second quarter of 2010. Second-quarter 2011 net income included a loss on debt extinguishment of $24 million associated with the successful debt refinancing completed in April and $19 million of net restructuring charges principally related to the announced closure of an electronics plant in Spain. Adjusted EBITDA, as defined below, for the second quarter of 2011 was $201 million, compared with $166 million for the second quarter of 2010.
“Visteon’s sales and profitability continue to improve, reflecting both increased production volume from our customers and the actions we have taken to competitively position the company for success,” said Donald J. Stebbins, chairman, chief executive officer and president. “Our customers continue to recognize the value of our products, technology and global footprint in meeting their needs around the world.”
Second Quarter 2011 Results
Hyundai Motor Group and Ford Motor Co. accounted for approximately 32 and 28 percent, respectively, of Visteon’s second-quarter product sales of $2.18 billion, with Renault-Nissan and PSA Peugeot-Citroën each accounting for 7 percent. On a regional basis, Asia accounted for 41 percent of total product sales, while Europe represented 37 percent, North America 15 percent and South America 7 percent.
Product sales increased by $289 million, or 15 percent, compared with the second quarter of 2010. The impact of divestitures and closures from prior actions lowered sales on a year-over-year basis by $37 million. Excluding the impact of divestitures and closures, sales increased $326 million, or about 18 percent, compared with a year earlier, reflecting higher production volumes across all major customers and favorable currency.

Product gross margin for the second quarter of 2011 was $197 million, compared with $104 million a year earlier. Adjusting for a $75 million net charge related to changes in U.S. other post-retirement employee benefit (OPEB) plans in second quarter 2010, gross margin increased $18 million year-over-year as benefits from higher production volumes, currency and customer agreements totaling $64 million more than offset the impact of increased depreciation and amortization of $22 million and unfavorable net cost performance. Selling, general and administrative (SG&A) expense of $111 million for the second quarter of 2011 increased $23 million compared with the same period a year earlier. Higher employee performance incentive costs, amortization of intangible assets and the impact of currency were the principal drivers of the year-over-year increase.
Second-quarter 2011 results include a $24 million loss on debt extinguishment associated with the successful refinancing of the company’s $500 million term loan, which was completed in April as further discussed below. This amount was composed of the remaining unamortized discount and debt issue costs associated with the previous $500 million secured term loan that was refinanced with the proceeds from the issuance of unsecured senior notes. Further, in the second quarter of 2011, restructuring charges of $21 million were recorded in connection with the June 23 announcement of the intended closure of an electronics plant in Spain. Discussions with the local unions, works council committee and appropriate public authorities regarding specific closure arrangements of this plant are ongoing and ultimately will determine the cost of the closure upon conclusion.
During the second quarter of 2011, Visteon recognized $43 million of equity in the net income of non-consolidated affiliates, compared with $35 million in 2010, for an increase of $8 million, or 23 percent. Yanfeng Visteon Automotive Trim Systems Ltd. (YFV) and related affiliate interests contributed $40 million in equity income, an increase of $8 million compared with a year earlier. On a U.S. GAAP basis, YFV’s second-quarter 2011 sales totaled $739 million, compared with $595 million a year earlier — a 24 percent increase. Visteon has a 50-percent ownership interest in YFV; the remaining 50 percent is owned by Huaya Automotive Systems Co., Ltd., a subsidiary of SAIC Group.
For the second quarter of 2011, Visteon reported net income of $26 million, or $0.50 per diluted share, which included $43 million of costs associated with refinancing and operational restructuring activities. This compares with a net loss of $201 million in the same period in 2010, which included a $75 million net charge related to changes in OPEB plans and reorganization-related expenses totaling $161 million, including a $122 million charge for certain post-petition interest.
Adjusted EBITDA (a non-GAAP financial measure, as defined below) for the second quarter of 2011 was $201 million, compared with $166 million for the same period a year earlier. The year-over-year increase in adjusted EBITDA of $35 million was driven by higher sales, favorable customer agreements, increased equity income and favorable currency, partially offset by net cost performance.
Visteon won a substantial amount of new business in the second quarter of 2011, with about half to be manufactured in Asia. These new business wins are expected to generate annual sales of more than $250 million.
First Six Months of 2011
For the first six months of 2011, total product sales of $4.15 billion were higher by $416 million, or 11 percent, compared with the same period a year earlier. For the first six months, Visteon reported net income of $65 million, or $1.25 per diluted share, compared with net income of $32 million, or $0.25 per diluted share, during the first six months of 2010. Adjusted EBITDA for the first six months of 2011 was

$360 million, or 8.7 percent of product sales, compared with $327 million, or 8.8 percent of product sales, for the first six months of 2010.
Visteon’s higher sales for the first six months reflected increased production volumes and favorable currency, partially offset by the impact of plant divestitures and closures. For the first six months of 2011, Visteon won future new business expected to generate annual sales of approximately $550 million, with more than 80 percent of these wins launching in 2012 and 2013.
Cash and Debt
On April 6, Visteon successfully refinanced $500 million in secured term debt with the proceeds from the issuance of $500 million of eight-year, 6.75 percent unsecured senior notes. This refinancing lowered Visteon’s borrowing rate by 125 basis points for an estimated annual interest savings of approximately $6 million, extended the maturity from seven years to eight years, and provided for a more favorable covenant structure. Visteon also increased the borrowing capacity under its secured, asset-based revolving facility to $220 million from $200 million, and, among other things, amended certain provisions to conform to the new senior notes.
As of June 30, 2011, Visteon had global cash balances of $861 million, including $22 million of restricted cash, compared with $979 million and $74 million, respectively, at the end of 2010. During the second quarter 2011, the company disbursed previously escrowed funds, recorded as restricted cash, to settle reorganization-related professional fees. Total debt was $596 million as of June 30, 2011, and there were no outstanding borrowings under Visteon’s $220 million asset-based revolving facility.
Visteon generated $70 million in cash from operations in the second quarter of 2011, reflecting strong cash earnings performance partially offset by increased working capital. Capital expenditures totaled $71 million for the second quarter of 2011, about $30 million more than a year earlier, as the company invested to meet future customer program requirements, primarily in Asia. Free cash flow (a non-GAAP financial measure, as defined below) was negative $1 million in second quarter 2011, compared with positive $92 million in second quarter 2010.
Updated Sales and Earnings Guidance for 2011 Full-Year
Visteon now expects full-year 2011 sales to be in the range of $8.0 billion to $8.2 billion and adjusted EBITDA in the range of $660 million to $680 million. Free cash flow is expected to be a use of approximately $175 million.
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 26 countries and employs approximately 26,700 people. Learn more at www.visteon.com.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to:

•	our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms;

•	our ability to satisfy pension and other post-employment benefit obligations;

•	our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis;

•	conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest;

•	new business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle productions levels, customer price reductions and currency exchange rates;

•	general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations;

•	increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and

•	those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010).
Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final interim financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2011 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
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Contact:
Media:
Jim Fisher
734-710-5557
jfishe89@visteon.com
Investors:
Michael Lewis
734-710-5800
investor@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	Successor	Predecessor	Successor	Predecessor
	2011	2010	2011	2010
Net sales
Products	$2,178	$1,889	$4,151	$3,735
Services	—	56	—	114

	2,178	1,945	4,151	3,849
Cost of sales
Products	1,981	1,785	3,805	3,214
Services	—	56	—	113

	1,981	1,841	3,805	3,327
Gross margin	197	104	346	522
Selling, general and administrative expense	111	88	213	201
Reorganization expense, net	—	39	—	69
Other expense, net	19	13	17	42

Operating income (loss)	67	(36)	116	210
Interest expense, net	8	126	17	129
Loss on debt extinguishment	24	—	24	—
Equity in net income of non-consolidated affiliates	43	35	87	65

Income (loss) before income taxes	78	(127)	162	146
Provision for income taxes	34	50	62	75

Net income (loss)	44	(177)	100	71
Net income attributable to noncontrolling interests	18	24	35	39

Net income (loss) attributable to Visteon	$26	$(201)	$65	$32

Per share data:
Net income (loss) attributable to Visteon
Basic	$0.51	$(1.55)	$1.28	$0.25
Diluted	$0.50	$(1.55)	$1.25	$0.25
Average shares outstanding (millions)
Basic	51.0	129.4	50.9	130.3
Diluted	51.9	129.4	52.1	130.3

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

	June 30	December 31
	2011	2010
ASSETS
Cash and equivalents	$839	$905
Restricted cash	22	74
Accounts receivable, net	1,341	1,092
Inventories, net	419	364
Other current assets	357	267

Total current assets	2,978	2,702
Property and equipment, net	1,640	1,576
Equity in net assets of non-consolidated affiliates	493	439
Intangible assets, net	395	402
Other non-current assets	88	89

Total assets	$5,594	$5,208

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt, including current portion of long-term debt	$91	$78
Accounts payable	1,343	1,203
Accrued employee liabilities	203	196
Other current liabilities	289	365

Total current liabilities	1,926	1,842
Long-term debt	505	483
Employee benefits	552	526
Deferred income taxes	206	190
Other non-current liabilities	249	217
Shareholders’ equity:
Preferred stock	—	—
Common stock	1	1
Stock warrants	19	29
Additional paid-in capital	1,136	1,099
Retained earnings	151	86
Accumulated other comprehensive income	143	50
Treasury stock	(7)	(5)

Total Visteon Corporation shareholders’ equity	1,443	1,260
Noncontrolling interests	713	690

Total shareholders’ equity	2,156	1,950

Total liabilities and shareholders’ equity	$5,594	$5,208

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	Successor	Predecessor	Successor	Predecessor
	2011	2010	2011	2010
Operating Activities
Net income (loss)	$44	$(177)	$100	$71
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	85	67	162	140
Equity in net income of non-consolidated affiliates, net of dividends remitted	(39)	(33)	(83)	(62)
Loss on debt extinguishment	24	—	24	—
Pension and OPEB, net	—	75	—	(165)
Reorganization expense, net	—	39	—	69
Asset impairment and loss on sale of assets	—	4	—	25
Other non-cash items	6	3	16	14
Changes in assets and liabilities:
Accounts receivable	(73)	(11)	(195)	(106)
Inventories	1	(12)	(40)	(50)
Accounts payable	4	5	81	54
Other	18	173	(45)	183

Net cash provided from operating activities	70	133	20	173
Investing Activities
Capital expenditures	(71)	(41)	(126)	(66)
Other, including proceeds from divestitures and asset sales	4	22	5	23

Net cash used by investing activities	(67)	(19)	(121)	(43)
Financing Activities
Principal payments on debt	(503)	—	(506)	(12)
Debt proceeds, net	502	4	502	8
Cash restriction, net	48	(46)	52	(48)
Rights offering fees	(33)	—	(33)	—
Short-term debt, net	6	(5)	9	(5)
Other	(29)	(17)	(24)	(18)

Net cash used by financing activities	(9)	(64)	—	(75)
Effect of exchange rate changes on cash	14	(35)	35	(38)

Net increase (decrease) in cash and equivalents	8	15	(66)	17
Cash and equivalents at beginning of period	831	964	905	962

Cash and equivalents at end of period	$839	$979	$839	$979

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA “and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.
Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income (loss) attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Six Months Ended		Estimated
	June 30		June 30		Full Year
	Successor	Predecessor	Successor	Predecessor
	2011	2010	2011	2010	2011
Net income (loss) attributable to Visteon	$26	$(201)	$65	$32	$45-65
Interest expense, net	8	126	17	129	36
Provision for income taxes	34	50	62	75	140
Depreciation and amortization	85	67	162	140	320
Loss on debt extinguishment	24	—	24	—	24
Restructuring and other related costs, net	19	6	17	2	70
Reorganization and other related items	5	39	8	69	40
OPEB and other employee charges	—	75	5	(145)	(15)
Impairments and loss on sale of assets	—	4	—	25	—

Adjusted EBITDA	$201	$166	$360	$327	$660-680

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income (loss) as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.
Free Cash Flow: Free cash flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow from operating activities less capital expenditures. Because not all companies use identical calculations, this presentation of free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Six Months Ended		Estimated
	June 30		June 30		Full Year
	Successor	Predecessor	Successor	Predecessor
	2011	2010	2011	2010	2011
Net cash provided from operating activities	$70	$133	$20	$173	$90
Capital expenditures	(71)	(41)	(126)	(66)	(265)

Free cash flow	$(1)	$92	$(106)	$107	$(175)

Free cash flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow (i) as a factor in incentive compensation decisions, and (ii) for planning and forecasting future periods.